  Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By

GEX Management, Inc. (“Buyer”) And
Julia Hashemieh. (“Seller”)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of August 3, 2018 (“Effective Date”) by and among GEX Management, Inc., a Texas corporation (“Buyer”), and Julia Hashemieh, an individual residing in California (“Seller”) (collectively “Parties” and individually “Party”), for the purchase of the 26% of the member interests in Payroll Express, LLC, a California limited liability company (“PAYEX”).

RECITALS

WHEREAS, PAYEX is a limited liability company that owns certain service agreements of which true and correct copies have been reviewed and sent to Buyer by Seller; and

WHEREAS, the Seller owns seventy-five percent (75%) of the member interests in PAYEX (the “PAYEX Member Interest”); and

WHEREAS, Buyer wishes to buy from Seller, and Seller wishes to sell to Buyer the PAYEX Member Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

Article I.
SALE AND PURCHASE OF PAYEX

1.0              Sale and Purchase of PAYEX Member Interest; Consideration. The Seller hereby agrees, subject to the terms and conditions of this Agreement, to sell, assign, transfer and deliver to Buyer at the Closing (as hereinafter defined) free and clear of all liens, claims, charges, limitations, agreements, restrictions and encumbrances whatsoever, the PAYEX Member Interest for the consideration specified in Section 1.1. The Seller hereby transfers all title over the PAYEX Member Interest to Buyer at the time of Closing, which includes all rights and obligations connected to the PAYEX Member Interest including but not limited to all rights to dividends, capital, all voting rights and for avoidance of doubt any dividends which are due but not yet paid will become due and paid to Buyer. The transfer is effective at the execution of this Agreement and the issuance of the consideration defined in Section1.2.

1.1               Total Purchase Price for PAYEX Member Interest. The total purchase price for the PAYEX Member Interest shall be two hundred and fifty thousand dollars ($250,000) and two million warrants of GXXM stock (“Cash Consideration”).

1.2            Closing. The closing of the sale and purchase of the PAYEX Member Interest to the Buyer shall take place contemporaneously with the execution of this Agreement at the offices of the Seller (the “Closing”). Buyer shall deliver to Seller the Cash Consideration by initiating a wire transfer to Seller’s bank. In the event that the sale of PAYEX Member Interest does not close, both Buyer and PAYEX mutually agree that PAYEX will repay the convertible note with Civitas Alternative Lending, LLC that was executed on June 4, 2018.

Article II.
REPRESENTATIONS AND WARRANTIES

2.0                  Representations and Warranties of Buyer. PAYEX and Seller represents and warrants to and agrees to Seller, as follows:

(a)            Organization; Power and Authority; Authorization; Subsidiaries. PAYEX is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and Seller has full corporate power and authority to execute and deliver this Agreement and to perform the Seller’s obligations hereunder and thereunder. Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and other assets, to conduct its businesses as presently conducted and as proposed to be conducted. The execution, delivery and performance by Seller of this Agreement and has been duly and validly authorized by all necessary corporate action.

(b)            Non-Contravention; Governmental Authorities and Consents. The execution, delivery and performance of this Agreement does not and will not violate, result in creation of a lien under, or cause a default or a breach of any term or provision of (i) any statute or other law applicable to Buyer, (ii) any rule or regulation of any governmental agency or authority applicable to Seller, (iii) any agreement, document or instrument to which Seller is a party or by which it is bound, (iv) any judgment, order or decree of any court or governmental agency or authority applicable to Seller or PAYEX or (v) the organizational documentation of PAYEX or any resolution of the Seller’s Board of Directors, members or managers. No consent, approval, or other authorization is required on the part of any person, governmental authority or other entity in connection with the execution, delivery and performance of this Agreement by the Seller.

(c)            No Undisclosed Liabilities. PAYEX does not have any undisclosed liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except for liabilities or obligations (i) disclosed in Buyer’s financial statements, (ii) incurred in the ordinary course of business and consistent with past practices since the date of the latest Buyer balance sheet and (iii) that are not material in the aggregate to PAYEX or Seller. Seller and PAYEX have filed all necessary tax returns and/or audit documentation with the proper tax and/or regulatory authority.

(d)               Bankruptcy Matters. Seller and PAYEX are not subject to any voluntary case under title 11 of the United States Code or any other bankruptcy, insolvency or similar law of any state, federal, foreign or other jurisdiction, nor has any Person commenced an involuntary case against or involving the Seller and/or PAYEX under title 11 of the United States Code or any other bankruptcy, insolvency any similar law of any state, federal, foreign or other jurisdiction.

(e)            PAYEX’s Capitalization. All of the PAYEX Member Interest has been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record beneficially by Seller, free and clear of all encumbrances. Upon consummation of the transactions contemplated herein, Buyer shall own an additional 26% of the PAYEX Member Interest free and clear of all encumbrances, for a total of 51% non-dilutive ownership of PAYEX Member Interest.

(f)            All of the PAYEX Member Interest was issued in compliance with applicable laws. None of the PAYEX Member Interest was issued in violation of any agreement, arrangement or commitment to which Seller is a party or is subject to or in violation of any preemptive or similar rights of any person.

(g)            Legal Proceedings; Governmental Orders. There is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise whether at Law or in equity (“Actions”) are pending or, threatened or accrued (i) against or by PAYEX and/or Seller affecting any of its properties or assets or (ii) against or by PAYEX and/or Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(i)                 Assets and Real Property of PAYEX. PAYEX owns certain service agreements (the “Service Agreements”) that have been received and sent to Buyer, in their true and correct form. The Service Agreements are free from any mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions or restrictions except as shown on the financial records of PAYEX or disclosed herein by PAYEX and/or Seller.

2.1            Representations and Warranties of Buyer.  Buyer represents and warrants and agrees to Seller, as follows:

(a)            Organization of the Buyer. Buyer is a Texas corporation and is duly organized, validly existing, and in good standing in the State of Texas.

(b)            Authorization of Transaction. Seller, through its Board of Directors, has full capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)            Noncontravention. To Buyer’s knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will in any material respect (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or is subject or any provision of its organization documents, as applicable or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which any of Buyer's assets is subject.

Article III.
INDEMNIFICATION

Seller shall defend, indemnify and hold Buyer and its officers, directors, and affiliates (collectively, the “Buyer’s Indemnified Parties”) harmless from any and all Third Party Claims and Losses resulting from (a) any material breach or material inaccuracy of a representation or warranty of Seller and/or PAYEX contained in this Agreement; or (b) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement. Seller’s liability under this indemnification provision will not be limited to the amount that Buyer has paid to the Seller under this Agreement.

Article IV.
GENERAL

4.0               Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

4.1            Assignment. This Agreement and the other agreements entered into by the Parties in connection herewith will be binding on the Parties hereto and their respective heirs, estates, guardians, executors, administrators, successors and assigns; provided, however, other than the Parties and their respective heirs, estates, guardians, executors, administrators, successors and assigns, nothing in this Agreement express or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

4.2            Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will remain in effect to the extent it is not invalid or unenforceable; and (c) the remainder of this Agreement shall remain in full force and effect and shall in no way be invalidated.

4.3            Waiver. A delay or failure in enforcing any right or remedy afforded hereunder or by law shall not prejudice or operate to waive that right or remedy or any other right or remedy for a future breach of this Agreement, whether of a like or different character.

4.4            Governing Law. This Agreement, including any exhibits attached hereto, shall be construed in accordance with the substantive and procedural laws of the United States and the State of Texas applicable to agreements executed and wholly performed therein, without regard to rules or principles of conflict of laws that might require the application of the laws of any other jurisdiction.

4.5            Entire Agreement. This Agreement, including any exhibits attached hereto, sets forth the entire agreement between the Parties and supersedes all contracts, proposals or agreements, whether oral or in writing, and all negotiations, discussions and conversations, between the Parties with respect to the subject matter contained in this Agreement. Any policies, agreements or understandings made between the Parties relating to the subject matter of this Agreement and not explicitly set forth in this Agreement are void and unenforceable. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

4.6               Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original hereof but all of which together shall constitute one agreement. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via electronictransmissionsororiginalsignatures.

IN WITNESS WHEREOF, each of the Parties hereto, intending to be legally bound, has executed this Agreement as of the date first set forth above.

Buyer: GEX Management, Inc.

By:
Carl Dorvil, Chief Executive Officer and Chairman

Seller: Julia Hashemieh

By:
Julia Hashemieh

PAYEX: Payroll Express, LLC

By:
Julia Hashemieh